STOCK OPTION AGREEMENT


     STOCK  OPTION  AGREEMENT  dated  as  of  September  28, 1996,  between the  persons  and  entities  listed under "Grantors" in the signature pages hereof (the "Grantors"), Mr. Rafael  Nin  (the  "Optionee")  and Pepsi-Cola

Puerto Rico Bottling Company, a Delaware corporation (the "Corporation").

     WHEREAS  the  Grantors own the shares of stock of the Corporation  set forth opposite their  names  on  the  signature pages hereof, or beneficial interests in a voting trust holding such shares;

     WHEREAS  because  the  Grantors  believe  that  the  business  of  the

Corporation is viable and that it should  be preserved on an ongoing basis,

the Grantors are willing to incur some short-term  loss in their investment in order to foster the long-term financial health of the Corporation; and

     WHEREAS  the  Grantors  believe that this Agreement  is  in  the  best interest of the Corporation and  all  of its shareholders in that the grant of  the  rights  set  forth  herein will (a)  provide  flexibility  to  the

Corporation to pursue ways in  which  the  Corporation's  recent  financial losses  may  be  overcome, (b) create alternative means of financing future capital needs, and  (c)  encourage  stability  in  the  management  of  the

Corporation.

     NOW,  THEREFORE,  in  consideration of the premises and other good and valuable consideration, the  receipt  and  adequacy  of  which  are  hereby acknowledged,  each  of  the parties herein, intending to be legally bound,

agrees as follows:

     1.   GRANT OF OPTION.   Subject  to  Section  3  hereof,  the Grantors
          ---------------
hereby  grant  to the Optionee an option (the "Option") to buy all  of  the

5,000,000 shares  of  Class  A Common Stock, par value $0.01 per share (the

"Option Shares"), of the Corporation,  at  a  price  of $1.00 per share, as such price may be adjusted from time to time in accordance  with  Section 4 below (the "Exercise Price"), which Option may be exercised with respect to all Option Shares at any time or with respect to some of the Option  Shares from  time  to  time  after  the date hereof and until 5:00 p.m., San Juan,

Puerto  Rico  time, on the second  anniversary  of  the  date  hereof  (the

"Expiration Time").

     2.   EXERCISE  OF OPTION.  The Option may be exercised at any time and
          -------------------
from time to time prior  to the Expiration Time by delivery by the Optionee of a written notice to the  Corporation  setting forth the number of Option

Shares with respect to which the Option is  being  exercised.  Upon receipt of such notice, the Corporation shall notify all the Grantors of the number of Option Shares to be sold by each Grantor, which shall be proportional to the number of Option Shares beneficially owned by each  Grantor  which  are subject  to  this  Option,  the  applicable  Exercise Price and the date of consummation of the sale (the "Closing Date") which shall not be later than

ten business days after receipt of such notice by the Corporation.   On the

Closing Date the Grantors (or the trustee of the  voting  trust referred to in  Section  5)  shall  deliver  to  the  Secretary of the Corporation  the certificates evidencing the Option Shares to  be sold, endorsed in the name of the Corporation, and the Optionee shall deliver the Exercise Price to such Secretary. The Corporation shall then promptly deliver the Exercise

Price  to  the  appropriate  Grantors  and shall deliver stock certificates representing the Option Shares being purchased to the order of the Optionee

(or to the order of the trustee of the voting  trust referred to in Section

5).

     3.   RESTRICTIONS ON EXERCISE OF TRANSFERABILITY.
          -------------------------------------------
     (a)  Mr. Rafael Nin shall not be entitled to  exercise the Option, but shall only be permitted to transfer the Option in whole  or with respect to some Option Shares to third parties selected by Mr. Rafael  Nin  (including the  Corporation),  in  exchange  for such consideration as shall be agreed upon  by  Mr.  Rafael Nin and such transferee  (such  consideration  to  be delivered to the  Corporation  and considered as additional paid-in capital to the Corporation), it being further  understood that Mr. Rafael Nin shall not be entitled to receive any consideration in exchange for such transfer.

Any  such  transfer  of the Option by Mr. Rafael  Nin  is  subject  to  the condition that, without  PepsiCo Inc.'s prior written approval, which shall not be unreasonably withheld  or  delayed, Mr. Rafael Nin will not transfer all or part of his rights under the Option if such transfer could result in the  trustee of the voting trust referred  to  in  Section  5  hereof,  not controlling  at  least a majority of the total votes of the Shareholders of the Corporation (including  both Class A and Class B shares).  The approval of PepsiCo Inc. described in the preceding sentence shall be as to both the person and/or entity to whom  the  transfer  is being made and the terms of the transfer. References in this Agreement to "Optionee" shall, at any time of exercise of the Option, be deemed to be references to the transferee of the Option.

     (b)  This   Option  may  not  be  transferred  unless  a  registration statement under the  Securities  Act  of  1933  is  in  effect with respect thereto or the Corporation shall have received an opinion of counsel to the effect that such registration is not required.

     4.   SHARE  AND  PRICE ADJUSTMENTS. In the event of any  stock  split,
          -----------------------------
extraordinary dividend,  combination,  reclassification,  exchange,  or any other  transaction  or  event  that  changes the character or amount of the common stock outstanding prior to the  Expiration  Time, the parties hereto agree  that adjustments shall be made in (x) the character  and  number  of

Option Shares  and  (y)  the  Exercise  Price  thereof, to make the Options equivalent to the Options existing prior to such event (it being understood and  agreed  that  in  the  event  of any merger, consolidation,  or  other business combination involving the Corporation,  or the partial or complete liquidation  thereof,  the  Optionee  shall be entitled  to  receive,  upon exercise  of  its  Options,  the kind and amount  of  securities  or  other consideration  that the Optionee  would  have  received  had  the  optionee exercised such Options immediately prior to such event).

     5.   PROVISIONS  APPLICABLE  IN  THE  EVENT  THAT  VOTING  TRUST IS IN
          -----------------------------------------------------------------
EFFECT.   In  the event that the voting trust established pursuant  to  the
------
voting trust agreement dated September 28, 1996, to  which voting trust the

Grantors or some  of  them transferred their Option Shares, is in effect at any time the Option is exercised, then (i) the Option Shares shall continue to be subject to such voting trust agreement and the Optionee shall not be entitled to receive the certificates evidencing such Option Shares, (ii)

references herein to delivery of share certificates representing the Option

Shares  shall be disregarded and (iii) references herein to  Option  Shares shall include  references  to the beneficial interests in such voting trust relating to such shares.

     6.   COVENANTS. The  Grantors   agree   not   to   sell,   pledge   or
          ---------
otherwise transfer or encumber any of their Option Shares.

     7.   INDEMNITY.  In consideration of the fact that Mr. Rafael Nin will
          ---------
not  personally  benefit from the grant of the Option, the Corporation will indemnify and hold  Mr.  Rafael  Nin  harmless  from  any  and  all claims,

demands,  causes  of  action,  losses,  liabilities, damages, judgments  or charges of any kind, including without limitation the cost of defending any action  against  him,  together  with any reasonable  attorneys'  fees  and investigation costs incurred in connection  therewith or in connection with any potential claim or loss, and including any  tax  imposed  on Mr. Rafael

Nin arising from this agreement, or any other expenses, fees, or charges of any character or nature, arising in connection with this agreement,  unless and  until  it  is  determined  in  a final unappealable judgment that such claim, demand, damage or expense arises  as  a direct result of the willful misconduct or gross negligence of Mr. Rafael Nin.

     8.   REPRESENTATIONS AND WARRANTIES.  Each  of  the parties represents
          ------------------------------
that he, she or it is duly authorized to execute, deliver  and perform this agreement  and has duly authorized, executed and delivered this  agreement,

and that this agreement is the valid, binding and enforceable obligation of such person or entity and does not conflict with any agreement or other document binding on such person or entity.

     9.   BINDING EFFECT.  This  Agreement  shall be binding upon and inure
          --------------
to  the  benefit  of  the parties hereto and their  respective  successors,

assigns and legal representatives.

     10.  SPECIFIC PERFORMANCE.   The  parties  recognize and agree that if
          --------------------
any  of  the provisions of this Agreement are not performed  in  accordance with  their  specific  terms  or  are  otherwise  breached,  immediate  and irreparable harm or injury would be caused for which money damages will not be an adequate remedy.  Accordingly, each party agrees that, in addition to

other  remedies,   the  non-breaching  parties  shall  be  entitled  to  an

injunction  restraining  any  violation  or  threatened  violation  of  the provisions of  this Agreement or to specific performance or other equitable relief to enforce  the provisions of this Agreement.  In the event that any action is brought in equity to enforce the provisions of this Agreement, no party will allege, and  each party hereby waives the defense, that there is an adequate remedy at law.

     11.  ENTIRE  AGREEMENT.    This   Agreement   constitutes  the  entire
          -----------------
agreement among the parties with respect to the subject  matter  hereof and supersedes all other prior agreements and understandings, both written  and oral, between the parties with respect to the subject matter hereof.

     12.  FURTHER ASSURANCES.  Each party will execute and deliver all such
          ------------------
further documents and instruments and take all such further action as may be necessary to give effect to this agreement and consummate the transactions contemplated hereby.

     13.  VALIDITY. The invalidity  or unenforceability of any provision of
          --------
this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     14.  GOVERNING LAW.  This Agreement shall be governed by and construed
          -------------
in accordance with the laws of the Commonwealth of Puerto Rico.

     15.  COUNTERPARTS.  This Agreement  may  be  executed in counterparts,
          ------------
each of which shall be deemed to be an original, but  all  of  which, taken together, shall constitute one and the same instrument.

     16.  AMENDMENTS. This Agreement may not be amended or modified  except
          ----------
by a written agreement, signed by the affected parties hereto.

     17.  NOTICES.  All notices which may or are required to be given under
          -------
this Agreement or with respect to it shall be in writing and shall be given either by personal delivery  or  by certified or registered mail, and shall be deemed to have been given or made  when  personally  delivered  or  five business  days after being deposited in the mail, return receipt requested,

in the case  of  notice  by  certified or registered mail, to the following addresses:



          (a)  If to the Optionee:

               1 Cervantes Street, Apt. 2
               Condado
               San Juan, Puerto Rico 00907

          (b)  If to the Corporation:

               PO Box 1709
               Hato Rey, Puerto Rico 00919

               Attention: President


          (c)  If to any Grantor,  to  the  address  set  forth below their names on the signature pages hereof.

     The  parties  may,  by  written notice given hereunder, designate  any further or different address to  which  subsequent notices shall be sent or persons to whose attention the same shall be directed.

     18.  EFFECTIVENESS.  Anything to the  contrary herein notwithstanding,
          -------------
this Agreement shall not be effective until  (i)  PepsiCo,  Inc.  and Banco

Popular  de  Puerto  Rico have consented to the granting of the Option  and

(ii) the Corporation receives  an endorsement to its Directors and Officers liability insurance policy providing that such policy will remain in effect after the consummation of the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                    NAME OF GRANTOR                                 NUMBER AND CLASS
                    AND ADDRESS FOR                                 OF OPTION SHARES
                        NOTICES                                   OWNED BY THE GRANTOR
                    ---------------                               --------------------
Charles H. and Patricia B. Beach                                     2,131,439 Class A
Michael J. Gerrits Investment Ltd.                                     396,315
Patrick T. Gerrits Investment Ltd.                                     323,845
Patrick T. Gerrits Irrevocable Trust                                    36,234
Christine Marie Gerrits Kline                                           36,234
Irrevocable Trust
Anne Gerrits                                                           126,821
Anita F. Gerrits Trustee                                                24,156
of Anita F. Gerrits Trust No. 1
James C. and Laurie L. Keavney                                          66,430
James C. Keavney, Trustee                                               12,078
for Laurie L. Keavney Irrevocable
Generation Skipping Trust
Laurie L. Keavney, Trustee                                              12,078
for James C. Keavney Irrevocable
Generation Skipping Trust
Thomas J. Lawless                                                        5,661
Ronald Robison                                                           5,661
William A. Proulx                                                        5,661
James J. O'Brien Estate                                                  5,661
Michael J. Gerrits                                                     943,605
Lumiye Int. S.A.                                                       264,210
c/o Elmac S.A.
Krauser Family Investments Ltd.                                        209,355
Krauser Irrevocable Education Trust                                      6,039
Rose Krauser Irrevocable Generation                                     18,117
Skipping Trust
Charles R. Krauser Irrevocable Generation Skipping                      18,117
Trust
Goltra Family Investments Ltd.                                         203,315
John R. Goltra Irrevocable                                              24,156
Generation Skipping Trust


Janet L. Goltra Irrevocable                                             24,156
Generation Skipping Trust
Dorothy D'Angelo                                                       251,628
Haas Financial Corp.                                                   531,250 Class B
John Wm. Beck                                                          339,698


				/S/ RAFAEL NIN
				-------------------------------
				Rafael Nin

				PEPSI-COLA PUERTO RICO BOTTLING COMPANY

				By: /S/ RAFAEL NIN
				   ------------------------------------
				   Rafael Nin